Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Chefs’ Warehouse, Inc.
Ridgefield, CT
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-175974, 333-231587 and 333-265238) and the Registration Statement on Form S-3ASR (No. 333-237646) of The Chefs’ Warehouse, Inc. of our reports dated February 28, 2023, relating to the consolidated financial statements and the effectiveness of The Chefs’ Warehouse, Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10-K of The Chefs’ Warehouse, Inc. for the fiscal year ended December 30, 2022.
/s/ BDO USA, LLP
Stamford, CT
February 28, 2023